Exhibit 4(vi)

DESCRIPTION OF SECURITIES

Common Stock:

Retractable Technologies, Inc. (“RTI”) is authorized to issue 100,000,000 shares of no par value Common Stock. Our Common Stock is listed on the NYSE American stock exchange under the symbol “RVP”.

The 2008 Stock Option Plan, which authorized a total of 6,000,000 shares of Common Stock upon the exercise of stock options, expired July 25, 2018. The 2021 Stock Option Plan authorized a total of 2,000,000 shares of Common Stock for issuance. Options under both stock option plans generally have a ten-year term after the date of grant.

RTI’s Preferred Stock is convertible into Common Stock with a conversion rate of one-for-one.

Shares of our Common Stock have no conversion rights, no preemptive rights, no restrictions on alienation, and are fully paid and are not liable to further call or assessment. Each share of our Common Stock is entitled to share ratably in any asset available for distribution to holders of its equity securities upon liquidation of RTI, subject to the preference of the holders of each class and series of the Preferred Stock. There are no restrictions on the transfer of our Common Stock other than as imposed by applicable federal and state securities laws.

All shares of our Common Stock have equal voting rights and, when validly issued and outstanding, have one vote per share on all matters to be voted upon by stockholders. The holders of the Common Stock elect the Directors subject to certain limited voting rights of the holders of the Series II Preferred Stock if dividends are in arrears for 12 consecutive quarters. Our Board of Directors is divided into two classes currently consisting of three Class 1 members and three Class 2 members with staggered terms. Generally, Directors serve for two-year terms. Cumulative voting in the election of Directors is prohibited.

Holders of our Common Stock are entitled to receive dividends when and if declared by the Board of Directors out of funds available therefor. We have not paid any dividends on the Common Stock since RTI’s inception.

Preferred Stock:

Our Board of Directors is authorized to divide each class of the preferred stock into series and to set the relative rights and preferences as to and between series, including dividends, issuance of preferred stock, redemption of such shares, and the conversion of any shares of preferred stock to other or common shares. RTI is authorized to issue 5,000,000 shares of Preferred Stock Class A with a par value of One Dollar ($1.00) per share; 5,000,000 shares of Preferred Stock Class B with a par value of One Dollar ($1.00) per share; and 5,000,000 shares of Preferred Stock Class C with a par value of One Dollar ($1.00) per share.

RTI has only one class of preferred stock outstanding: the Class B Convertible Preferred Stock (the “Preferred Stock”), which had two series as of December 31, 2021: Series II and Series III.

This summary is not intended to be complete and is subject to, and qualified in its entirety by, reference to the Certificates of Designation, Preferences, Rights, and Limitations of Series II and III Class B Convertible Preferred Stock of RTI, attached to our Restated Certificate of Formation and filed as an Exhibit to our Form 10-K filed on March 31, 2021.

The Preferred Stock is not listed on any securities exchange or automated dealer quotation system. The Series II Preferred Stock was created pursuant to a Board resolution in 1995 and was priced at $10.00 per share. The Series III Preferred Stock was created pursuant to a Board resolution in 1998 and was priced at $10.00 per share. Pricing, dividend rates, and other terms were determined by the Board in accordance with the market conditions and the information available to it at the time.

There are no restrictions on the transfer of our Preferred Stock other than as imposed by applicable federal and state securities laws.

Series II Preferred Stock

Holders of Series II Preferred Stock are entitled to receive a cumulative annual dividend of $1.00 per share, payable quarterly if declared by the Board of Directors.

If a dividend upon any shares of Series II Preferred Stock is in arrears, no dividends may be paid or declared and set aside for payment, or other distribution made upon the Common Stock or any other stock ranking junior to the Series II Preferred Stock as to dividends. In addition, if a dividend upon any shares of Series II Preferred Stock is in arrears, no Common Stock, or any other stock ranking junior to the Series II Preferred Stock as to dividends, may be redeemed, purchased or otherwise acquired for any consideration except in certain circumstances.

Except as required by the laws of the State of Texas, the holders of the Series II Preferred Stock are generally not entitled to vote. However, in the event that dividends payable on the Series II Preferred Stock shall be in arrears for 12 consecutive quarterly dividend periods, the holders of a majority of the Series II shares shall have the exclusive right (voting separately as a class with one vote per share of Series II Preferred Stock) to elect one-third of the Board of Directors to serve until the next annual meeting or so long as such arrearage shall continue. So long as any shares of Series II Preferred Stock remain outstanding, we shall not, without the affirmative vote or consent of the holders of at least 51 percent of the shares of the Series II Preferred Stock outstanding at the time: (a) authorize, create, issue or increase the authorized or issued amount of any class or series of stock ranking equal to or senior to the Series II Preferred Stock with respect to payment of dividends or the distribution of assets on liquidation, dissolution or winding up of RTI; or (b) amend, alter or repeal the provisions of RTI’s Certificate of Formation, or of the rights of the Series II Preferred Stock so as to alter or change the powers, preferences or special rights of the shares of the Series II Preferred Stock so as to affect them adversely.

Series II Preferred Stock is redeemable at the option of RTI at a price of $15.00 per share plus all unpaid dividends.

Each share of Series II Preferred Stock may, at the option of the stockholder, be converted to one share of Common Stock. The conversion rate is subject to adjustment in certain events.

In the event of voluntary or involuntary dissolution, liquidation or winding up of RTI, holders of Series II Preferred Stock then outstanding are entitled to $12.50 per share, plus all unpaid dividends, prior to any distributions to holders of Series III Preferred Stock or Common Stock. If, upon any liquidation, dissolution or winding up of RTI, the amounts available for distribution with respect to the Series II Preferred Stock are not sufficient to satisfy the full liquidation rights of the Series II Preferred Stock, the holders of the Series II Preferred Stock will share ratably in any such distribution of assets in proportion to the full amounts to which they are entitled.

Series III Preferred Stock

Holders of Series III Preferred Stock are entitled to receive a cumulative annual dividend of $1.00 per share, payable quarterly if declared by the Board of Directors.

If a dividend upon any shares of Series III Preferred Stock is in arrears, no dividends may be paid or declared and set aside for payment, or other distribution made upon the Common Stock or any other stock ranking junior to the Series III Preferred Stock as to dividends. In addition, if a dividend upon any shares of Series III Preferred Stock is in arrears, no Common Stock or any other stock ranking junior to the Series III Preferred Stock as to dividends, may be redeemed, purchased or otherwise acquired for any consideration except in certain circumstances. In 2010, the Certificate of Designation was amended to allow RTI to purchase any of its shares ranking junior to the Series III Preferred Stock (including Common Shares) on any terms it fixes, even where a dividend upon shares of Series III Preferred Stock is in arrears, so long as: (A) the cash assets of RTI as of its latest reporting period equals or exceeds $40,000,000 or (B) if the cash assets of RTI as of its latest reporting period were less than $40,000,000, the amount of funds utilized to purchase such shares within the next quarter does not exceed 25% of the value of the cash assets as of the previous reporting period.

Except as required by the laws of the State of Texas, the holders of the Series III Preferred Stock are not entitled to vote. However, so long as any shares of Series III Preferred Stock remain outstanding, we shall not, without the affirmative vote or consent of the holders of at least 51 percent of the shares of the Series III Preferred Stock outstanding at the time: (a) authorize, create, issue or increase the authorized or issued amount of any class or series of stock ranking equal to or senior to the Series III Preferred Stock with respect to payment of dividends or the distribution of assets on liquidation, dissolution or winding up of RTI; or (b) amend, alter or repeal the provisions of RTI’s Certificate of Formation, or of the rights of the Series III Preferred Stock so as to alter or change the powers, preferences or special rights of the shares of the Series III Preferred Stock so as to affect them adversely.

Series III Preferred Stock is redeemable at the option of RTI at a price of $15.00 per share, plus all unpaid dividends.

Each share of Series III Preferred Stock may, at the option of the stockholder, be converted to one share of Common Stock. The conversion rate is subject to adjustment in certain events.

In the event of voluntary or involuntary dissolution, liquidation or winding up of RTI, holders of Series III Preferred Stock then outstanding are entitled to $12.50 per share, plus all unpaid dividends, after distribution obligations to Series II Preferred Stock have been satisfied and prior to any distributions to holders of Common Stock. If, upon any liquidation, dissolution or winding up of RTI, the amounts available for distribution with respect to the Series III Preferred Stock are not sufficient to satisfy the full liquidation rights of the Series III Preferred Stock, the holders of the Series III Preferred Stock will share ratably in any such distribution of assets in proportion to the full amounts to which they are entitled.

Change of Control Provisions:

On November 16, 2021, RTI adopted an amendment to the Technology Licensing Agreement which governs the technology RTI produces. Such amendment provides Thomas J. Shaw, in his capacity as licensor, the unilateral right to terminate the Technology License Agreement or cancel or modify the license thereunder in the event of a Hostile Takeover, defined as any Change in Control which is not pre-approved by RTI’s Board of Directors. Change in Control is defined by the amendment as (i) a sale, transfer or other conveyance of all or substantially all of the assets of RTI on a consolidated basis; (ii) the acquisition of beneficial ownership by any person, directly or indirectly, of securities representing fifty percent (50%) or more of the total number of votes that may be cast for the election of directors of RTI; (iii) at least one-third of the members of the Board of Directors of RTI are replaced during any four-year period by directors whose appointment or election is not endorsed by a majority of the Board of Directors of RTI before the date of appointment or election, excluding only those who die, retire voluntarily, are disabled or are otherwise disqualified in the interim between their nomination and the date of the appointment or election; (iv) RTI merges or consolidates with another corporation or entity in which RTI is not the surviving entity; or (v) RTI becomes a majority-owned subsidiary of another corporation or entity.